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                                                               EXHIBIT 10.16
                            MEADOWLARK OPTICS AND WAH-III
                                DISTRIBUTION AGREEMENT

      This agreement is made and entered into as of the twenty-first day of September, 1995, by and between WAH-III Technology Corp., having offices at 16 Digital Drive, Suite 202, Novato, California 94949 (hereinafter referred to as "Manufacturer"), and Meadowlark Optics Inc., having its principal place of business at 7460 Weld County Road 1, Longmont Colorado 80504 - 9470 (hereinafter referred to as "Distributor").

In consideration of the mutual covenants and conditions herein contained, the parties mutually agree as follows:


1.   PREAMBLES:

          -- WAH-III (Manufacturer) and Meadowlark Optics (Distributor) agree to enter into this Distribution Agreement applying to Manufacturer's Display and Spatial Light Modulator (SLM) technology. As a component of this agreement, both parties would like to establish a distribution agreement from which we can utilize the Distributors' established and future customer contacts as well as their established sales and marketing infrastructure to promote the product sales and increase industry awareness of Manufacturer's technological capabilities.

2.   PRODUCTS:

          --    AWH-III Display or SLM modules.
          --    Drive electronics, and applicable software, manuals and
                accessories for driving Manufacturer's Display or SLM modules, if applicable.
          --    A list of the products and their specifications is
                provided in Exhibit 1A.

3.   TERRITORY:

                Manufacturer grants Distributor on a world wide nonexclusive basis the rights and authorities to solicit orders for the sale of Manufacturer's products pursuant to Section 5 (Distribution Rights and Obligations).

4.   PRICING AND PAYMENT:

          -- Manufacturer will sell products to Distributor at prices according to the current Manufacturers price list provided in Exhibit 1B.
          -- Manufacturer will offer Distributor the same or lesser pricing for quantity and product as any other distributor.
          -- Manufacturer reserves the right to change prices by giving thirty (30) days written notice to Distributor.
                All services provided by Distributor will be subject to thirty (30)

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                days written notice of change. It is understood that
                Manufacturer relies on services provided by Distributor for the fabrication of the products.
          -- Payment terms shall be net 50 days, payable in U.S. dollars within fifty (50) days from the date of invoice or 3 days from receipt of payment by Distributor's customer, whichever comes first. If Distributor secures pre-payment from customer, then that percentage of payment shall be due Manufacturer within three (3) days of that payment.
          -- Distributor will not be required to stock, or keep inventory of Manufacturer's products.
          -- Manufacturers agrees not to undersell Distributor unless Manufacturer had entered into an agreement, or commitment, prior to this agreement. Distributor recognizes that Manufacturer had a commitment prior to this agreement for lower pricing.

5.   DISTRIBUTION RIGHTS AND OBLIGATIONS:

          -- Distributor agrees to pay all of its incurred expenses associated with promoting and closing sales, i.e., sales literature, advertisements, travel, lodging, entertainment, etc.
          -- Distributor is obligated to put forth reasonable efforts to promote and obtain sales of Manufacturer's products, including data sheets to customers, calls, quotations, trade shows, demonstrations on site and at customers' site.
          -- Distributor has the rights to distribute and represent other like or similar products to those provided by Manufacturer.
          -- All customer contacts that are initiated by Distributor are deemed to be Distributor's exclusive customer and at no time, without written consent of Distributor, will Manufacturer circumvent that linkage either directly or through other indirect means.
          -- Any disputes that arise with regard to multiple distributors or distributor exclusivity will be arbitrated by a mutally agreed upon third party. Time is of the esssence in resolving such disputes.

6.   DISCONTINUATION OF PRODUCT:

          -- Manufacturer shall have the right to discontinue the availability of any product or to make design changes or improvements at any time without incurring any obligation to apply such changes or improvements to the products previously purchased or in use in the Territory.
          -- Manufacturer will notify, in writing, Distributor with three (3) days of any decision to discontinue, add, or change a product offering. Any material stocked by Distributor will receive full refund or upgrade by Manufacturer at Manufacturer's expense.
          -- [Quotations will be valid for forty five (45) days.] Obsolete products will be available for 45 days after obsolescence.

7.   PRODUCT DEVELOPMENT:

          -- All NRE charges or other costs associated with product development work performed by Distributor for Manufacturer, will be executed via purchase orders. The terms and

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                conditions that govern those purchase orders
                will be negotiated on an individual basis, and further they will be independent from this Agreement.

8.   PATENT INDEMNIFICATION:

          -- Manufacturer shall indemnify, and defend at Manufacturer's expense, Distributor against any claims as they pertain to the product, with the exception of any claims that pertain to the process steps performed and provided by Distributor.
          -- Distributor shall indemnify, and defend at their expense, Manufacturer against any claims that specifically relate to Distributor's manufacturing processes performed to yield the product.
                     -- Example, if WAH-III directs Meadowlark Optics to flatten and polish backplanes then WAH-III will indemnify and defend Meadowlark Optics against any infringements that deal with the broad scope of flattening or polishing a Display or SLM backplane. However, the specific processes or procedures utilized by Meadowlark Optics to flatten or polish the backplanes is their liability and they must hold harmless and defend WAH-III against any claims made with respect to those procedures.
          -- Manufacturer provides no representations or indemnification covering product applications.
          -- In the event that any product or any part thereof is held to constitute infringement, the Manufacturer shall, at its own expense and discretion, either procure for the Distributor or subsequent purchaser the right to continue using said product, or part, or replace the same with a non-infringing product, or part, or modify it so that it becomes non-infringing, or refund the purchase price, less depreciation thereof.

9.   PRODUCT WARRANTIES:

          -- Manufacturer warrants that the goods sold to Distributor hereunder are free from defects of material and workmanship for ninety (90) days from date of sale to the ultimate consumer by Distributor except for products or component warranties that have been clearly identified to have a shorter warranty period.
          -- Manufacturer will repair or replace defective products at Manufacturer's discretion within twelve (12) months from date of purchase at Distributors discretion.
          -- Distributor warrants all products and services integrated into Manufacturer's products for ninety (90) days from manufacture, and repair or replace products and service at Manufacturers discretion within twelve (12) months from date of manufacture.

10.  TERM AND TERMINATION:

          -- This Agreement shall expire three (3) years from the date of execution.

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          --    This agreement may be terminated in the event Distributor
                becomes insolvent or files an application in bankruptcy, or if Distributor makes a general assignment for the benefit of creditors.
          --    This Agreement may be terminated in the event
                Manufacturer becomes insolvent or files an application in bankruptcy, or if Manufacturer makes a general assignment for the benefit of creditors.
          -- This Agreement may be terminated immediately by the non-defaulting party, if such party is not itself in default of the Agreement, if the other party breaches any covenant or warranty made by it in this Agreement and if, after ten (10) days written notice to cure any such default, the default is not cured.
          -- In the event that the controlling ownership of either the Manufacturer or the Distributor changes, then either party to this Agreement may terminate this Agreement, upon giving the other party at least forty-five (45) days prior written notice of such termination.
          -- This agreement may be terminated by either party for any reason or no reason with with 90 day written notification

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


DISTRIBUTOR                            MANUFACTURER




----------------------------           -----------------------------
Anthony Artigliere                    Dean Irwin
Sales & Marketing                      WAH-III Technology

SIGNED 9-22-95                         SIGNED 10-13-95
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Date                                   Date